Exhibit 16.1

July 30, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Lucid Group, Inc. (formerly Churchill Capital Corp IV) under “Change in Auditor” of its Form S-1 dated July 30, 2021. We agree with the statements concerning our Firm in such Form S-1; we are not in a position to agree or disagree with other statements of Lucid Group, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP